Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-4

EUROEV Holdings Limited

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share ("Common Stock")	(1)	Other	1,405,831	$0.00	$46.87	0.0001381	$0.01
Fees to be Paid	Equity	Common Stock	(2)	Other	2,157,125	0.00	71.90	0.0001381	0.01
Fees to be Paid	Equity	Common Stock	(3)	Other	108,859	10.00	1,088,590.00	0.0001381	150.34
Fees to be Paid	Equity	Common Stock	(4)	Other	41,000,000	$0.00	$1,355.70	0.0001381	$0.19

Total Offering Amounts:							$1,090,064.47		150.55
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$150.55

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Offering Note(s)

(1)	Represents 1,405,831 shares to be issued to HUDA public stockholders in exchange for (i) 36,771 outstanding HUDA Public Shares and (ii) 1,369,060 common shares issuable upon conversion of 6,845,300 HUDA Public Rights.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act, as there is currently no public market for the HUDA securities, HUDA has an accumulated deficit, the proposed maximum offering price for common share is one-third of the aggregate par value per share ($0.0001) with total outstanding shares of 2,119,536 common shares as of September 30, 2025.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act, as there is currently no public market for the HUDA securities, HUDA has an accumulated deficit, the proposed maximum offering price for common share is one-third of the aggregate par value per share ($0.0001) with total outstanding shares of 2,119,536 common shares as of September 30, 2025.

Represents 2,157,125 shares to be issued to the Sponsor, Chardan and board members and company employees, in exchange for (i) 2,082,825 HUDA’s common shares held by the Sponsor, (ii) 74,300 HUDA’s common shares issuable upon conversion of 371,500 private rights held by the Sponsor,
(3)	Prepresents 108,859 shares to be issued in satisfaction of $1,088,591 in aggregate principal amount of promissory notes.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(3) under the Securities Act, the proposed maximum offering price per share and the maximum aggregate offering price for the common shares issuable upon the conversion of certain outstanding promissory notes are based upon the aggregate principal amount of such promissory notes to be cancelled in connection with the conversion, which results in a conversion price of $10.00 per share.
(4)	Represents 41,000,000 shares to be issued to the existing equity holders of Aiways Europe and Aiways Europe financial advisors in connection with the Business Combination in exchange outstanding equity interests of Aiways Europe of 2,025,000 outstanding shares.

Pursuant to Rule 457(f)(2), as there is no public market for the securities, Aiways Europe is a private company, no market exists for its securities and Aiways Europe has an accumulated deficit, the proposed maximum offering price for common share is one-third of the aggregate par value per share ($0.0001) as of June 30, 2025.